UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 17, 2010

Datalink Corporation

(Exact name of registrant as specified in its charter)

Minnesota	000-29758	41-0856543
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

8170 Upland Circle, Chanhassen, MN 55317-8589

(Address of principal executive offices) (Zip Code)

952-944-3462

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(e)           Executive Officer Compensation Matters.  On August 17, 2010, our Compensation Committee approved the following items:

(i)            Grant of Restricted Stock.  We awarded 20,000, 12,692 and 9,615 restricted shares of our Common Stock to Mr. Lidsky, our President and Chief Executive Officer, Mr. O’Grady, our Executive Vice President of Field Operations and Mr. Barnum our Chief Financial Officer, respectively.  These shares will vest if (i) we achieve 100% of our 2010 second-half internal budget for non-GAAP operating income, as approved by the Committee on August 17, 2010, and (ii) the executive remains employed with us through 2011.  Messrs. Lidsky, O’Grady and Barnum will receive dividends on the awarded shares only if vested and, pending the vesting or cancellation of the shares, be entitled to vote them.

(ii)           2010 Bonus Program.  We re-set our 2010 second-half revenue and non-GAAP operating income targets for which Messrs. Lidsky, O’Grady and Barnum may earn cash bonuses for the second-half of 2010.  We have set the 2010 second-half bonus target based on a matrix of net revenues and non-GAAP operating income, as internally computed.  Messrs. Lidsky, O’Grady and Barnum may earn between 35% and 75% of their respective targeted bonuses depending on our level of achievement against these revised targeted net revenues and non-GAAP operating income objectives.  The targeted 2010 bonuses for Messrs. Lidsky, O’Grady and Barnum are $260,000, $165,000 and $125,000, respectively.  The executives will earn no bonus if we do not achieve at least 80% of both the 2010 second-half target net revenues and non-GAAP operating income.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATALINK CORPORATION

Date: August 20, 2010	By	/s/ Gregory T. Barnum
Gregory T. Barnum, Vice President — Finance and Chief Financial Officer